Exhibit 16.1

October 13, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

RE: Cloud Security Corporation

Commission File No.  - 000-54440

Dear Commissioners:

We have read Item 4.01 of Cloud Security Corporation (the “Company”) Form 8-K dated October 13, 2017, which is expected to be filed with the Securities and Exchange Commission. We are in agreement with the statements relating only to dbbmckennon contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,